Contact:
Harriet Brand
The Princeton Review
(212) 874-8282 ext. 1091
FOR IMMEDIATE RELEASE
The Princeton Review Receives Notice from The Nasdaq Stock Market Due to
Delayed Filing of Quarterly Report on Form 10-Q
New York, NY, November 20, 2006 — The Princeton Review, Inc. (Nasdaq: REVU), a leading provider of test preparation, educational support, and college admissions services, today announced that it had received a Staff Determination notice from The Nasdaq Stock Market on November 15, 2006 stating that the Company’s common stock is subject to delisting from The Nasdaq Stock Market. The notice was issued in accordance with standard Nasdaq procedures as a result of the delayed filing of the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2006. Timely filing of periodic reports is a requirement for continued listing under Nasdaq Marketplace Rule 4310(c)(14).
The Company will appeal and request a hearing before a Nasdaq Listing Qualifications Panel, which will automatically stay delisting of the Company’s common stock pending the Panel’s review and determination.
The late filing resulted from the Company’s on-going comment and response process with the Securities and Exchange Commission with respect to the Company’s accounting treatment of its Series B-1 Convertible Redeemable Preferred Stock. As previously announced, the Company intends to restate its financial statements to correct the accounting treatment for the Preferred Stock. The Company intends to file its Quarterly Report on Form 10-Q for the period ended September 30, 2006 as soon as the comment and response process is concluded.
About The Princeton Review
The Princeton Review (Nasdaq: REVU) is a pioneer in the world of education. Founded in 1981 and headquartered in New York City, the Company offers private tutoring and classroom and online test preparation to help students improve their scores in college and graduate school admissions tests. The Company’s free website, www.PrincetonReview.com, helps university-bound students research, apply to, prepare for, and learn how to pay for their higher education, and helps hundreds of colleges anduniversities streamline their admissions and recruiting activities. In addition, The Princeton Review works with school districts around the U.S. to measurably strengthen students’ academic skills by connecting ongoing assessment with professional development and instruction and by providing districts with college and career resources for both students and guidance counselors. The Company also authors more than 200 print and software titles on test preparation, college and graduate school selection and admissions, and related topics.
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